UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 14A

                  Proxy Statement Pursuant to Section 14(a)
                   of the Securities Exchange Act of 1934

Filed by the Registrant [ x ]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[   ] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ x ] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material Pursuant to Section 240.14a -12

                               VSE CORPORATION
              (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[ x ] No fee required.

[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1. Title of each Class of securities to which transaction applies:  N/A

2. Aggregate number of securities to which transaction applies:  N/A

3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

4. Proposed maximum aggregate value of transaction:  N/A

5. Total fee paid:  N/A

[   ] Fee paid previously with preliminary materials:

[   ] Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


1. Amount previously paid:  N/A

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3. Filing Party:  N/A

4. Date Filed:  N/A


2550 Huntington Avenue, Alexandria, Virginia 22303-1499




                                         Notice of 2008
                                         Annual Meeting of
                                         Stockholders and
                                         Proxy Statement


Fellow Stockholders:
       You are cordially invited to attend the annual meeting of stockholders of VSE Corporation to be held on Tuesday, May 6, 2008, commencing at 10:00 a.m., Washington, D.C. time, at the VSE Building, 2550 Huntington Avenue, Alexandria, Virginia 22303-1499. The matters expected to be considered at the annual meeting are described in the accompanying notice of meeting and proxy statement.

       At the meeting we will also review the activities of the company during the past year and its current activities. Stockholders will have an opportunity to ask questions. I hope you will be able to join us.

       To ensure that your VSE common stock is voted at the meeting, please promptly sign and date the enclosed proxy card and return it to VSE in the enclosed envelope. Your vote is important. Even if you return your proxy, you may attend the meeting and vote in person.

       Please note the location for this meeting. The VSE Building is located at 2550 Huntington Avenue, Alexandria, Virginia 22303-1499, just off I-95/I-495 at Exit 176A (Telegraph Road-South). The building is also within walking distance of the Huntington Avenue Metro Station (Yellow Line), using the Lower Level exit to Huntington Avenue.

                                         Very truly yours,

                                         VSE CORPORATION




                                         D. M. Ervine
                                         Chairman, President, CEO and COO


April 1, 2008

VSE CORPORATION
       2550 Huntington Avenue, Alexandria, Virginia 22303-1499


                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 6, 2008

To the Stockholders of VSE Corporation:

       Notice is hereby given that the annual meeting of stockholders of VSE Corporation, a Delaware corporation ("VSE"), will be held on Tuesday, May 6, 2008, commencing at 10:00 a.m., Washington, D.C. time, at the VSE Building, 2550 Huntington Avenue, Alexandria, Virginia 22303-1499, for the following purposes:

       1. To elect eight directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

       2. To ratify the appointment of Ernst & Young LLP as VSE's independent registered public accounting firm for the year ending December 31, 2008; and

       3. To transact such other business as may properly come before the meeting or any adjournment thereof.

       Only record holders of VSE common stock as of the close of business on March 24, 2008, will be entitled to notice of, and to vote at, the meeting or any adjournments thereof. The list of stockholders entitled to vote at the meeting or any adjournments thereof will be open to the examination of any stockholder during the 10 days prior to the meeting at VSE's offices located at 2550 Huntington Avenue, Alexandria, Virginia 22303-1499, during ordinary business hours.

       The VSE Corporation 2007 Annual Report to Stockholders, which contains the company's consolidated financial statements and other information of interest to stockholders, accompanies this proxy material.

       EVEN IF YOU EXPECT TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY. TO RETURN YOUR PROXY YOU MAY USE THE ENCLOSED SELF-ADDRESSED STAMPED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE YOUR SHARES PERSONALLY.

                                         By Order of the Board of Directors



                                         C. S. Weber, Secretary
April 1, 2008


                               VSE CORPORATION

                      __________________________________

                               PROXY STATEMENT
                        Annual Meeting of Stockholders
                          to be held on May 6, 2008
                      __________________________________


                                 INTRODUCTION


General

       This proxy statement is being furnished to the stockholders of VSE Corporation, a Delaware corporation ("VSE" or the "Company"), in connection with the solicitation of proxies by VSE's board of directors (the "Board") for use at VSE's annual meeting of stockholders to be held on Tuesday, May 6, 2008, commencing at 10:00 a.m., Washington, D.C. time, at the VSE Building, 2550 Huntington Avenue, Alexandria, Virginia 22303-1499, and at any adjournments thereof for the purposes specified in the accompanying notice of meeting (the "Meeting").

       The mailing address of VSE's principal executive office is 2550 Huntington Avenue, Alexandria, Virginia 22303-1499. VSE's telephone number is
(703) 960-4600. This proxy statement and the accompanying notice and form of proxy are first being sent or given to the holders of VSE common stock, par value $.05 per share, (the "stockholders") on or about April 1, 2008.

       The close of business on March 24, 2008, is the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting. Holders of a majority of VSE's outstanding common stock, par value $.05 per share (the "Stock" or "VSE Stock"), as of March 24, 2008, must be present at the Meeting, either in person or represented by proxy, to constitute a quorum for the transaction of business at the Meeting. As of the close of business on March 24, 2008, there were 5,063,509 shares of Stock outstanding and approximately 213 stockholders of record. Each stockholder is entitled to one vote for each share of Stock held of record as of the close of business on March 24, 2008, on all matters which may be submitted to the stockholders at the Meeting.

Voting and Revocation of Proxies

       All Stock represented by valid proxies will be voted at the Meeting in accordance with the directions on the proxies. If no direction is indicated on a proxy, the Stock represented thereby will be voted as recommended by the Board, including for (a) the election as VSE directors of the eight nominees listed below under Proposal No. 1, and (b) the ratification of the appointment of Ernst & Young LLP as VSE's independent registered public accounting firm for the year ending December 31, 2008, as discussed below under Proposal No. 2.

       Votes cast by proxy or in person at the Meeting will be tabulated by the inspectors of election appointed for the Meeting. The inspectors of election will treat abstentions as Stock that is present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to stockholders for a vote. If a broker indicates on a proxy that such broker does not have discretionary authority as to certain Stock to vote on a particular matter, such shares will be included in determining the presence of a quorum, but will not be entitled to be voted with respect to such matter.

       As of the date of this proxy statement, the Board does not intend to present, and has not been informed that any other person intends to present, any matter for action at the Meeting other than those matters specifically referred to herein. If, however, any other matters are properly presented to the Meeting for action, the proxy holders will vote the proxies, which confer authority on such holders to vote on such matters, in accordance with their best judgment. The persons named as attorneys-in-fact in the proxies are VSE officers.

       A stockholder returning a proxy to VSE may revoke it at any time before it is exercised by granting a later proxy with respect to the same Stock or by communicating such revocation in writing to VSE's secretary. In addition, any stockholder who has executed a proxy but attends the Meeting may cancel a previously given proxy by voting in person whether or not the proxy has been revoked in writing.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                            OWNERS AND MANAGEMENT

       The following table sets forth certain information regarding beneficial ownership of Stock as of March 24, 2008, based on VSE records, information filed with the Securities and Exchange Commission (the "SEC"), and information provided to VSE. The voting and investment powers of the Stock listed below are held solely by the reported owner unless otherwise indicated.

________________________________________________________________________________
                                       Shares beneficially       Percent of
Name of Beneficial Owner	              owned               class (a)
________________________________________________________________________________


Certain Beneficial Owners
-------------------------
VSE Corporation Employee
 ESOP/401(k) Plan (b) 	                     446,978                 8.8%
O'Shaughnessy Asset Management, LLC (c)      303,671                 6.0%

Non-Employee Directors
----------------------
Ralph E. Eberhart                                800	             *
Clifford M. Kendall                           32,314	             *
Calvin S. Koonce (d)                         800,344                15.8%
James F. Lafond (e)                            7,694                 *
David M. Osnos (e)                            16,900                 *
Jimmy D. Ross (e)                              3,092                 *
Bonnie K. Wachtel (e)                         49,336                 *

Executive Officers and Other Director
-------------------------------------
Thomas G. Dacus (e)                            5,422                 *
Donald M. Ervine (e)                          54,524                 1.1%
Michael E. Hamerly (e)                        10,874                 *
James M. Knowlton (e)                         38,249                 *
James W. Lexo, Jr.                               100                 *
Thomas R. Loftus (e)                          24,871                 *
James E. Reed  	                                   0                 -
Craig S. Weber (e)                            64,255                 1.3%
Carl E. Williams                                   0                 -

________________________________________________________________________________
                                       Shares beneficially       Percent of
Name of Beneficial Owner	              owned               class (a)
________________________________________________________________________________

Group
-----
Directors, Nominees, and
 Executive Officers as a group
 (16 persons) (e) (f)                      1,107,036                21.7%

*	Represents less than one percent.

(a) Based on 5,063,509 shares of VSE Stock outstanding as of the March 24, 2008, record date.

(b) These shares are held in trust for the benefit of the ESOP/401(k) Plan participants. Three VSE officers serve as Plan trustees. The Plan participants have voting power over 352,585 shares allocated to their respective ESOP accounts, while the Plan trustees share voting and investment power over the remaining 94,393 shares. The mailing address for the ESOP/401(k) Plan is 2550 Huntington Avenue, Alexandria, Virginia 22303-1499.

(c) According to a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2008, O'Shaughnessy Asset Management, LLC, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, as amended, had at December 31, 2007, sole voting and dispositive power with respect to 303,671 shares of VSE Stock. The business address of O'Shaughnessy Asset Management, LLC, is 6 Suburban Avenue, Stamford, CT 06901.

(d) Mr. Koonce's mailing address is 6550 Rock Spring Drive, Suite 600, Bethesda, Maryland 20817.

(e) Includes the following number of shares of Stock which the non-employee directors, executive officers, other directors, and all directors, nominees, and executive officers as a group have the right to purchase pursuant to the exercise of stock options which are exercisable within the next 60 days: James F. Lafond-3,500, David M. Osnos-3,500,
       Jimmy D. Ross-500, Bonnie K. Wachtel-3,500, Thomas G. Dacus-4,500, Donald M. Ervine-7,500, Michael E. Hamerly-3,000, James M. Knowlton-6,000, Thomas R. Loftus-12,000, Craig S. Weber-3,000, and all directors, nominees, and executive officers as a group-47,000.

(f) The shares beneficially owned by the Group do not include the 94,393 shares beneficially owned or controlled by the trustees of the ESOP/401(k) Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

       Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), requires VSE officers and directors and persons who own more than 10% of the VSE Stock to file reports of ownership and changes in ownership with the SEC. Such officers, directors and stockholders are required by SEC regulations to furnish VSE with copies of all such reports that they file. Based solely on a review of copies of reports filed with the SEC and written representations by certain officers and directors, VSE believes that all VSE officers, directors and stockholders subject to the reporting requirements of Section 16(a) filed their reports on a timely basis during 2007, except for one SEC Form 3 that was filed late on behalf of Carl E. Williams, an executive officer, reporting that Mr. Williams owned no shares of VSE Stock.

                                Proposal No. 1
                                ______________


                            ELECTION OF DIRECTORS

Nominees

       At the Meeting, stockholders will elect, by a plurality of the votes cast, in person or by proxy eight VSE directors, who will constitute the entire Board. Each nominee listed below is currently serving as a VSE director and was elected by the stockholders at the last annual meeting of stockholders, except for General Eberhart who was appointed by the Board on August 15, 2007. Each nominee elected as a director will serve until the next annual meeting of stockholders and until his or her successor is elected and qualified. If any nominee should become unable to serve for any reason, the proxies will be voted for such substitute nominee as shall be designated by the Board.

       The eight nominees for election as VSE directors and certain information regarding them are as follows:


Name and Principal Occupation	                         Age	 Director since
_____________________________                            ___     ______________

Ralph E. Eberhart                                        61          2007
General, U.S. Air Force (Ret.), formerly Commander-in-
Chief, North American Aerospace Defense Command
(NORAD) and U.S. Northern Command. General Eberhart retired from the Air Force in 2005 after 36 years of service. He was then appointed and continues to serve as President of the Armed Forces Benefit Association
(AFBA) and as Chairman of its related enterprises:
5Star Bank, 5Star Life Insurance Company, AFBA 5Star
Investment Management Company, and AFBA 5Star Fund,
Inc. He is also a director of Rockwell Collins, Inc.

Donald M. Ervine                                         71	     1987
VSE Chairman of the Board and Chief Executive Officer since 1992. Also serving as President and Chief
Operating Officer since 2002.

Clifford M. Kendall                                      76          2001
Private Investor (for more than the past five years).
Mr. Kendall is Chairman of the Board of Regents of the University System of Maryland. Mr. Kendall was one of the founders of Computer Data Systems, Inc., in 1968, and he served as its Chairman and Chief Executive
Officer from 1970 to 1991 and as Chairman until December 1997.

Calvin S. Koonce                                         70          1992
Chairman, Koonce Securities, Inc., a securities broker/dealer firm (for more than the past five years).

Name and Principal Occupation	                         Age	 Director since
_____________________________                            ___     ______________

James F. Lafond	                                         65	     2003
Retired executive and certified public accountant.
From 1998 to 2002, Mr. Lafond was Washington Area
Managing Partner, Pricewaterhouse-Coopers LLP. He previously served in various leadership positions at Coopers & Lybrand (1964 to 1998). He is also a director of WGL Holdings, Inc.

David M. Osnos	                                         76          1968
Of counsel (previously senior partner) at Arent Fox
LLP, attorneys-at-law (for more than the past five years). He is also a director of EastGroup Properties, Inc.

Jimmy D. Ross	                                         70          1994
General, U.S. Army (Ret.), formerly Commanding
General, U.S. Army Materiel Command. General Ross is a senior logistics consultant for, and from 2000 to 2003 was an executive officer of, Cypress International, Inc., a defense business development consulting firm.
He is also a director of Stanley, Inc.

Bonnie K. Wachtel                                        52          1991
Vice President and General Counsel, Wachtel & Co.,
Inc., brokers and underwriters (for more than the past five years). She is also a director of Information
Analysis Incorporated and Acies Corporation.

Board of Directors, Committees, and Corporate Governance

       There are currently eight members of our Board. Except for Mr. Ervine, who serves as VSE's Chairman, Chief Executive Officer, President and Chief Operating Officer, all of our current directors are "independent" as defined by the applicable rules of The NASDAQ Stock Market, Inc. ("NASDAQ"). The independent directors regularly have the opportunity to meet without Mr. Ervine in attendance. During 2007, there were six regular Board meetings and two special Board meetings, and no director attended less than 75% of the aggregate of (a) the total number of Board meetings (in person or by telephone) and (b) meetings of Board committees on which he or she served (during the period that he or she served). VSE does not have a specific policy regarding attendance at the annual stockholders meeting. All directors, however, are encouraged to attend if available, and VSE tries to ensure that at least one independent director attends the annual stockholder meeting and is available to answer stockholder questions. Six directors, including five independent directors, attended last year's annual meeting.

       The Board has an Audit Committee, a Nominating and Corporate Governance Committee, a Compensation Committee, and a Planning and Finance Committee. The current charters for each of the Committees are available on VSE's Internet site, www.vsecorp.com.

       Audit Committee. The primary purpose of the Audit Committee is to oversee VSE's accounting and financial reporting processes and the audits of VSE's financial statements. The Audit Committee is directly responsible for, among other things, the appointment, compensation, retention and oversight of the Company's independent auditors.

       During 2007, the Audit Committee was composed of Mr. Lafond (Chairman), Mr. Kendall and Ms. Wachtel. All of the Audit Committee members during the past fiscal year are independent in accordance with applicable rules of the

SEC and NASDAQ. Each member is able to read and understand fundamental financial statements, including the Company's balance sheet, income statement and cash flow statement. The Board has determined that Mr. Lafond is an "audit committee financial expert" as defined in Regulation S-K Item 407(d)(5). During 2007, the Audit Committee met ten times, including four meetings targeted primarily at VSE's initial year compliance with Section 404 (Management Assessment of Internal Controls) of the Sarbanes-Oxley Act of 2002.

       Compensation Committee. The primary purpose of the Compensation Committee is to oversee VSE's compensation structure, to review and provide guidance to the Board with respect to the compensation of VSE's officers and directors, including the compensation of the Chief Executive Officer and other executive officers, to review and provide guidance with respect to employment agreements, to administer certain compensation plans including stock option, restricted stock, and deferred compensation plans, and to perform such other duties and responsibilities as are consistent with its charter. During 2007, the Compensation Committee was composed of General Ross (Chairman), Mr. Kendall, Mr. Koonce, and from the date of his appointment, General Eberhart. Each of the committee members is independent in accordance with applicable NASDAQ rules. The Compensation Committee met six times during 2007.

       Matters recommended by the Compensation Committee, and any delegation of its authority, are subject to approval by the Board; if such approval is not received, the Compensation Committee will reconsider the recommendation or proposed delegation. The Compensation Committee has the authority to retain outside counsel or other experts or consultants as needed. Additional information on the role and responsibilities of the Compensation Committee is provided under the heading "Compensation Discussion and Analysis," below.

       Nominating and Corporate Governance Committee. The primary purpose of the Nominating and Corporate Governance Committee is to make recommendations to the Board with respect to nominees to be proposed for election as directors and with corporate policies regarding, among other things, business conduct, securities trading, indemnification of VSE officers and directors, and conflicts of interest involving VSE officers, directors, and employees. During 2007 the Committee was composed of Mr. Kendall (Chairman), Mr. Koonce, Mr. Lafond, Mr. Osnos, General Ross, Ms. Wachtel, and from the date of his appointment, General Eberhart, all of whom are independent in accordance with applicable NASDAQ rules. During 2007, the Nominating and Corporate Governance Committee met two times.

       Planning and Finance Committee. The primary purpose of the Planning and Finance Committee is to consider and make recommendations to the Board with respect to (a) strategic planning, acquisitions, mergers, and succession planning, (b) capitalization and long-term funding requirements, and (c) proposals concerning the financial policies and substantive financial transactions of the Corporation. The Committee is composed of Mr. Ervine (Chairman), Mr. Koonce, Mr. Lafond, Mr. Osnos, General Ross, Ms. Wachtel, and from the date of his appointment, General Eberhart. During 2007, the Planning and Finance Committee met two times.

       Director Nominations and Qualifications. Stockholders may recommend persons to be nominated for election as directors of VSE at the annual meeting of stockholders. To be considered, such recommendation must be submitted in accordance with VSE's by-laws and must be received in writing by the secretary of VSE no later than 90 days before the date in the current year which corresponds to the date on which the annual meeting was held during the immediate prior year. (Nominations for the year 2009-2010 should be received by the secretary no later than February 6, 2009.) Such recommendation shall be accompanied by the proposing stockholder's name, evidence that such stockholder is a beneficial owner of VSE Stock, and the candidate's name, biographical data and qualifications.

       The policy of the Nominating and Corporate Governance Committee is to consider properly submitted stockholder nominations for candidates for Board membership as described below. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience, and capability on the Board and to address the membership criteria discussed below.

       Under these criteria for Board nominations, Board members should have the highest professional and personal ethics and values, consistent with longstanding VSE values and standards. They should have broad experience at the policy-making level in business, government, education, technology or public interest. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all stockholders.

       The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. Such Committee periodically assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee will consider various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year. As described above, the Nominating and Corporate Governance Committee will consider properly submitted stockholder nominations for candidates for the Board. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by the Nominating and Corporate Governance Committee at a regularly scheduled meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to the Nominating and Corporate Governance Committee. Such Committee also will review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. The Committee has not in the past retained any third party to assist in identifying nominees for Board membership.

Lead Independent Director

       The Board has established the position of Lead Independent Director. The Lead Independent Director assists the Chairman and the other Board members in assuring effective corporate governance. On March 2, 2007, Mr. Osnos was appointed as Lead Independent Director and since such date he has served in such capacity.

Communications with the Board

       Individuals may communicate with the Board by submitting an e-mail to the VSE Board at board@vsecorp.com. All directors have access to this e-mail address. Communications that are intended specifically for non-employee directors should be sent to the e-mail address above to the attention of the Chairman of the Nominating and Corporate Governance/Finance Committee. Communications to the Board by mail can be addressed to The Board of Directors or a particular Board member c/o VSE Corporation, 2550 Huntington Avenue, Alexandria, Virginia 22303-1499.

Code of Business Conduct and Ethics

       The Board has adopted a Code of Business Conduct and Ethics that applies to all of its directors, officers, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and employees. The Code is posted on VSE's Internet website www.vsecorp.com. VSE intends to satisfy the disclosure requirements under Item 5.05 of Exchange Act Form 8-K regarding any waiver or amendment of the Code with respect to VSE's principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such required information on VSE's Internet website.

Compensation of Directors

       Please refer to "Compensation Discussion and Analysis-Director Compensation" and associated director compensation table, notes, and narrative contained elsewhere in this Proxy Statement.

Certain Relationships and Related Transactions

       On June 4, 2007, VSE acquired all of the outstanding capital stock of Integrated Concepts and Research Corporation ("ICRC") from (a) Koniag Development Corporation ("KDC"), which owned 80% of ICRC's capital stock, and
(b) the Nancy Ellen Lexo Living Trust (the "Trust"), which owned 20% of ICRC's capital stock, for approximately $11.65 million paid at the closing, of which $1.67 million will be held in escrow for up to two years to secure KDC's and the Trust's post-closing indemnity obligations. Up to an additional $5.815 million in purchase price will be payable by VSE to KDC and the Trust, on a pro rata basis, if ICRC achieves certain revenues during an approximate six-year period after the closing, as provided in the purchase agreement among VSE, KDC, the Trust, James R. Lexo, Jr. ("Mr. Lexo"), ICRC and Koniag, Inc. Mr. Lexo is the sole trustee of the Trust and the beneficiaries of the Trust are Mr. Lexo and his adult children.

       As part of VSE's acquisition of ICRC, ICRC's chief executive officer Mr. Lexo and VSE entered into an employment agreement under which Mr. Lexo is serving as a VSE executive vice president for strategic initiatives and business development and ICRC's chief executive officer, for an initial term expiring on December 31, 2008 (subject to renewal periods). The employment agreement also provides Mr. Lexo with "change of control" benefits and other benefits generally provided to VSE officers. Mr. Lexo's initial base salary is $185,000 per annum.

       There is no family relationship between any director or executive officer of VSE and any other director or executive officer of VSE.

       Please refer to "Compensation Discussion and Analysis-Narrative to Summary Compensation Table" for information on executive officer employment agreements and to "Compensation Discussion and Analysis-Compensation Committee Interlocks and Insider Participation" for additional information about directors and nominees for director.

       The Board unanimously recommends that stockholders vote "for" the election of each of the eight persons nominated to serve as a director of VSE for the ensuing year.

                               Proposal No. 2
        APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

       Based on the recommendation of its Audit Committee, the Board has appointed the firm of Ernst & Young LLP to be VSE's independent registered public accounting firm for the year ending December 31, 2008, and recommends to stockholders that they vote for ratification of that appointment. Although not required to do so, the Board has determined that it would be desirable to request stockholders' approval of this appointment. The ratification of the appointment of VSE's independent auditors will require the affirmative vote by the holders of a majority of the outstanding stock present in person or represented by proxy at the Meeting. If such approval is not received, the Board will reconsider the appointment.

       In 2007 and 2006, Ernst & Young LLP services included an examination of VSE's consolidated financial statements, the financial statements of certain benefit plans (2006 only), and reviews of the consolidated financial statements included in VSE's Form 10-Qs filed with the SEC for each of the quarters ended March 31, June 30, and September 30. In 2007, Ernst & Young LLP services also included an audit of the effectiveness of our internal control over financial reporting as of December 31, 2007.

       Ernst & Young LLP billed VSE for professional services rendered for the years ended December 31, 2007, and December 31, 2006, as follows:

       	                                     2007        2006
                                             ----        ----

       Audit fees (1)                      $716,896    $288,310
       Audit-related fees (2) 	             90,000      58,500
       Tax fees (3)                          21,820      11,310
       _______________


       (1) Includes fees and expenses related to the annual audits and to interim reviews, notwithstanding when the fees and expenses were billed, of approximately $321,896 and $288,310 for 2007 and 2006, respectively. For 2007, these fees also relate to the audit of the effectiveness of our internal controls over financial reporting as of December 31, 2007 in accordance with Section 404 of the Sarbanes-Oxley Act ($395,000).

       (2) Includes fees and expenses for services rendered from January through December of the fiscal year, notwithstanding when the fees and expenses were billed. The 2007 amount includes fees and expenses for work performed to assist in the Company's preparation for the implementation of Section 404 of the Sarbanes-Oxley Act ($70,000), and fees associated with the acquisition of the Company's wholly owned subsidiary, Integrated Concepts and Research Corporation ($20,000). The 2006 amount includes fees and expenses for work performed to assist in the Company's preparation for the implementation of Section 404 of the Sarbanes-Oxley Act ($33,500), fees for the audit of the 2005 employee benefit plan ($20,000), as well as fees related to an S-8 filing ($5,000).

       (3)    Includes fees and expenses for tax advisory services.

       The Audit Committee approves in advance all audit and non-audit services provided by the independent auditors prior to their engagement with respect to such services. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve additional audit-related and non-audit services not prohibited by law to be performed by VSE's independent auditors and associated fees up to a maximum for any one non-audit service equal to the lesser of $30,000 or 25% of the audit fees for VSE's most recent completed fiscal year, provided that the Chairman shall report any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting. The Audit Committee approved in advance all of the audit and non-audit services provided by the independent auditors in 2007 and 2006.

       A representative of Ernst & Young LLP is expected to attend the Meeting, will have an opportunity to make a statement, if he or she desires to do so, and will be available to respond to appropriate questions.

       The Board unanimously recommends that stockholders vote "for" the proposal to ratify the appointment of Ernst & Young LLP to serve as VSE's independent registered public accounting firm for the year ending December 31, 2008.

                           AUDIT COMMITTEE REPORT

       The Audit Committee is composed of three non-employee directors (Messrs. Lafond and Kendall and Ms. Wachtel), each of whom is considered an "independent" director for the purposes of the applicable rules of NASDAQ and the SEC. The Audit Committee's responsibilities are set forth in its charter, a copy of which is available on VSE's Internet site, www.vsecorp.com. The
Board and the Audit Committee believe that the Audit Committee members are and were at the time of the actions described in this report "independent" directors as independence is defined by NASDAQ Rule 4200(a)(15).

       The Audit Committee has implemented the requirements of the Sarbanes-Oxley Act of 2002 and the Marketplace Rules of The NASDAQ Stock Market, Inc. with respect to the responsibilities of audit committees of public companies. Among other matters, the Audit Committee reviews procedures on internal control over financial reporting with management and with the Company's independent registered public accounting firm, and it discussed with the independent registered public accounting firm the adequacy of the Company's internal controls and the overall scope and specific plans for their audit.

       The Audit Committee has reviewed and discussed with management VSE's audited consolidated financial statements as of and for the year ended December 31, 2007, and it has discussed with VSE's independent registered accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants.

       The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered accounting firm required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, issued by the Independence Standards Board, and has discussed with the auditors the auditors' independence and considered whether the provision of non-audit services by the auditors is compatible with maintaining their independence.

       Based on the foregoing reviews and discussions, the Audit Committee recommended to the Board that the above referenced consolidated financial statements be included in VSE's Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.

       Audit Committee:	  James F. Lafond (Chairman), Clifford M. Kendall,
                          and Bonnie K. Wachtel


                    COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program, Philosophy, and Objectives

	Under the supervision of the Compensation Committee of the Board, VSE has established compensation policies designed to attract and retain qualified executives and to link total compensation to corporate goals. The key elements of VSE executive compensation are base salary, a performance bonus incentive plan, and a long-term incentive plan.

	The Committee oversees VSE's compensation structure. The Committee makes all compensation decisions regarding the Chief Executive Officer, and it reviews and approves the compensation of all other company executives and officers. It reviews employment agreements, administers compensation plans including stock option, restricted stock, and deferred compensation plans. The Committee provides recommendations to the Board with respect to director compensation, and it performs such other duties and responsibilities as are consistent with its charter. Actions of the Committee are subject to Board approval. If approval is not received, the Committee will reconsider the action.

	Under the supervision of the Committee, VSE seeks to establish a compensation structure that is competitive, reasonable, and performance-based. "Competitive" means salaries and benefits sufficient to attract and retain the executives and employees VSE requires, while maintaining labor rates that permit the Company to compete effectively in the markets we serve. We test for competitive labor rates by measuring our prices for services against the prices of competitors and by monitoring our ability to successfully recruit and retain employees. We also measure our salaries against compensation surveys for similarly situated executives and employees in companies having substantially comparable revenues, margins, and market capitalization. "Reasonable" means compensation that is consistent with the pay and benefits provided by other companies in our industry, reimbursable under cost-type government contracts, and perceived as "fair" relative to formal and informal benchmarks such as internal pay scales, financial results, and public perception. "Performance-based" means that compensation is earned, measured, and tested against standards of financial growth and profitability.

	The executive officers of VSE are the Chief Executive Officer, the Chief Financial Officer, the Chief Administrative Officer, the President of each of VSE's operating groups, and each Executive Vice President appointed by the Board. Currently, VSE has nine executive officers, including the five executive officers named below under the heading "Summary Compensation Table." For compensation oversight, the officers of VSE include the senior officers of VSE's wholly owned subsidiaries Energetics Incorporated ("Energetics") and Integrated Concepts and Research Corporation ("ICRC").

Role of Executive Officers in Compensation Decisions

	At the end of the fiscal year, the Committee meets in executive session to review the performance and fix the compensation of the Chief Executive Officer. The Committee also reviews and approves the compensation of all other executives and officers based on recommendations submitted by the CEO. The

Committee can exercise its discretion in approving, disapproving, or modifying any recommended salary increases or proposed awards to executives or other officers.

	In submitting recommendations to the Committee with respect to the compensation of other VSE executives and officers, the CEO evaluates the performance and recommends salary increases, bonuses, benefit plan participation, and all other elements of compensation affecting the executives. The CEO also considers evaluations and recommendations made by other executives in submitting recommendations to the Committee with respect to other officers.

Review of Executive Compensation

	During 2006 the Committee engaged PricewaterhouseCoopers LLP to provide consulting services initially with respect to designing procedures for making performance-based awards under the 2006 VSE Corporation Restricted Stock Plan and subsequently to perform a compensation analysis for VSE executive officers and directors. The Committee met and conferred with PricewaterhouseCoopers representatives numerous times during 2006 in both executive sessions and in sessions including certain executive officers.

       In making compensation decisions, the Committee measured each element of total compensation against a peer group of publicly traded companies developed with PricewaterhouseCoopers. The peer group, which will be periodically reviewed and updated by the Committee, consists of companies which the Committee believes are substantially representative based on industry group, market capitalization, revenues, and profit margin. These companies are as follows:


    *   Allied Defense Group, Inc.               *   Hawk Corporation
    *   Analex Corporation (deleted in 2007)     *   Pemco Aviation Group, Inc.
    *   Astronics Corporation                    *   Sparton Corporation
    *   Dynamics Research Corporation            *   SYS
    *   ENGlobal Corporation                     *   Todd Shipyards Corporation
    *   Essex Corporation (deleted in 2007)


	For comparison purposes, VSE's annual revenues are above the median revenues of the peer group. Because of variation among the companies comprising the peer group, PricewaterhouseCoopers also developed blended consensus data based on published survey data, proxy statement title match data, and top five highest paid data.

       During 2007, the Committee met with representatives of Equilar, Inc. who demonstrated the capabilities and potential uses of its executive compensation database product and analytic tools. The Committee subsequently authorized VSE to license the product and tools. The Committee also consulted with Corbin Company, a management consulting firm identified by the Company, to assist the Committee in the use of the Equilar product and tools as well as other compensation survey data available to Corbin Company. The Committee tasked Corbin Company to review VSE's industry peer group (Analex Corporation and Essex Corporation are no longer independent companies) and to provide analysis and recommendations with respect to executive compensation. Based on discussions with and the recommendations of Corbin Company, the Committee in executive session decided to maintain base salary target levels at the 25% to 50% of peer group level; to provide for an annual base salary escalation adjustment; to update the peer group based on VSE's recent growth; and to address the wage compression issue (VSE often is required to pay new employees as much or more than it pays incumbent employees in similar positions).

Executive Compensation Components

	For 2007 and 2006 the principal components of compensation for named executive officers were base salary, performance-based incentive compensation, long-term incentive compensation, deferred supplemental compensation, and retirement and other benefits generally available to all employees.

	The Committee has no pre-established policy or target for the allocation of compensation between either cash and non-cash or short-term and long-term incentive compensation. However, based on the compensation philosophy and objectives discussed above, the Committee intends that a significant percentage of total compensation for executives and officers should be at risk and subject to incentives based on achieving short and long-term performance-based goals.

	For the two-year period ended December 31, 2007, the percentages of total compensation for each of the components of executive compensation was approximately as follows (please refer to the Summary Compensation Table below for detailed amounts):

    Aggregate Percentages of Executive Compensation Components, 2006-2007

                                                        Aggregate
                Executive                            Percentage for
          Compensation Component                      2006 and 2007
          ----------------------                      -------------
     Base salaries                                          35%
     Performance-based incentive compensation               35%
     Long-term incentive compensation                       21%
     Deferred supplemental compensation                      8%
     All other                                               1%


	Based on this schedule, for the two-year period reported, approximately 64% of executive compensation (performance-based incentive compensation, long-term incentive compensation, and deferred supplemental compensation) was at risk and subject to incentives based on achieving performance-based goals.

Base Salary

	VSE provides named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. Base salaries for the named executive officers are determined for each executive based on his or her position and responsibility, experience and education, internal pay scales, market survey data, and employment agreement where applicable. Base salaries for executives are generally expected to range between the 25th and 50th percentile of blended compensation survey data. Base salaries for executives, including the base salary of the CEO, are reviewed by the Committee in executive session at the end of each fiscal year and include any recommendations made by the CEO with respect to the other executive officers. Subject to Board approval, the Committee recommends changes to executive base salary which are implemented at the beginning of the next fiscal year.

	Based on its review, including the PricewaterhouseCoopers benchmark data, the Equilar database, and the other compensation data presented by the Corbin Company referred to above, the Committee approved annual base salary escalation adjustments at the rate of 3.5% for 2007 and 4.5% for 2008. The Committee also approved base salary increases to adjust for peer group comparison and merit increases as follows : for 2007-Mr. Dacus ($9,000), for 2008-Mr. Ervine ($7,000), Mr. Loftus ($6,000), Mr. Dacus ($3,000), and Mr.
Knowlton ($6,000).

           Base Salaries of Named Executive Officers, 2006 - 2008

Named Executive Officer             2006             2007             2008
-----------------------             ----             ----             ----
Donald M. Ervine                $325,000         $337,000         $360,000
Thomas R. Loftus                 175,000          182,000          197,000
Thomas G. Dacus                  192,000          208,000          221,000
James M. Knowlton                200,000          208,000          223,000
Craig S. Weber                   170,000          176,000          184,000

Performance-Based Incentive Compensation

	During 2004 the Committee approved a performance bonus plan based on achieving annual financial results in excess of financial thresholds established by the Committee and submitted to the Board at the beginning of each year. The goals consist principally of revenue and pretax income targets for operating group executives, and return on equity for corporate staff, corporate officers, and corporate executives, including the Chief Executive Officer and the Chief Financial Officer (return on equity as defined is net income for the year divided by total stockholders' equity at the beginning of the year). To participate in the bonus program, an executive must be an employee during the fiscal year that the bonus is earned and at the time the bonus is distributed.

	The Committee establishes a pretax profit performance goal threshold for operating groups based on projected revenues and expected pretax margins. Expected pretax margins are based on prior year financial performance adjusted for contract renewals and extensions, new contract awards, contract terminations, and other financial opportunities and changes identified by the Committee. 50% of the pretax profit in excess of the performance goal threshold is contributed to a performance bonus pool. After audited financial results for the year become available, approximately 20% of the performance bonus pool is allocated to operating group executives, not to exceed 100% of individual executive base salaries.

	Performance bonuses for corporate executives range from 2% of base salary for achieving a return on equity of 12% to 100% of base salary for achieving a return on equity of 25% or higher.

	For 2007 and 2006 VSE achieved an annual return on equity (and net income) of approximately 37% ($14.1 million) and 26% ($7.8 million), respectively, and the Committee approved aggregate annual performance bonuses under the plan of about $6.5 million and $3.7 million, respectively. The performance bonuses were paid to about 200 employees each year, including approximately $1.1 million paid each year to the named executive officers under the plan. Amounts paid to the named executive officers are reported in the Summary Compensation Table below under the heading "Non-equity Incentive Plan Compensation."

Long-Term Incentive Compensation

	In prior years VSE executives and other officers received, in addition to cash, equity-based compensation for their services to VSE. The equity compensation was provided in the form of options to purchase VSE Stock granted under VSE's 2004 Stock Option Plan approved by stockholders on May 3, 2004, and substantially similar predecessor plans for prior years. In December 2005, VSE's Board discontinued awarding options to purchase VSE Stock. Options outstanding as of December 30, 2005, were not affected by this Board action. In lieu of long-term incentive compensation for 2006, the Committee recommended that the Board authorize an increase in VSE's contribution to the Deferred Supplemental Compensation Plan for 2006. See "Deferred Supplemental Compensation" discussion below.

	The Board believes that compensating executives with restricted VSE Stock, rather than stock options, is a more appropriate and effective form of equity-based compensation. As with the former use of stock options, the use of restricted stock is intended to foster a long-term focus on VSE performance and to provide our executives with a means to establish an equity stake in VSE which will, in turn, align their interests with those of our stockholders.

	VSE's 2006 Restricted Stock Plan was approved by the Board on February 9, 2006, and by our stockholders on May 2, 2006. During 2006 the Committee engaged PricewaterhouseCoopers to provide consulting services with respect to designing procedures for making performance-based awards under VSE's Restricted Stock Plan, and in December 2006, the Committee adopted written procedures for making these awards. The awards under the Restricted Stock Plan will be subject to Committee authorization based on audited financial results, including total compensation costs, reasonableness of total employee compensation, and other factors determined by the Committee and Board.

	In general, a dollar-denominated award equal to a percentage of a participant's base salary can be earned under the Restricted Stock Plan based on the return on equity achieved by VSE for the prior fiscal year. The awards range from 2.5% of base salary for a 12% return on equity to 60% of base salary for a return on equity of 25% or higher. The awards are subject to a two-year vesting schedule: one-third of the award vests after completion of VSE's annual financial audit and one-third on each of the next two anniversaries of such initial vesting date. As each third of the dollar-denominated award vests, the award is converted into restricted VSE Stock based on the fair market value (closing market price) of VSE Stock at the date of conversion. The restricted stock is subject to a two-year holding period and to other restrictions on sale.

	The Committee may, in its sole discretion, reduce or totally eliminate an award to the extent it determines that such reduction or elimination is appropriate under facts and circumstances the Committee deems relevant.

	For 2007, the first year of full operation of the Plan, VSE's annual return on beginning equity was approximately 37%, and the named executive officers were awarded a restricted stock bonus under the Plan equal to 60% of their base salary for 2007. Amounts paid to the named executive officers are reported in the Summary Compensation Table below under the heading "Stock Awards."

Deferred Supplemental Compensation

	VSE has a non-qualified, non-contributory Deferred Supplemental Compensation Plan for all VSE officers. The plan provides, at the Board's discretion, for an annual contribution to the plan not to exceed 12% of VSE's consolidated net income for the year. Each officer's allocation from the annual contribution bears the same percentage to the annual contribution as that officer's salary bears to total annual officer salaries.

	For 2007 an annual contribution of 8% of VSE's consolidated net income (approximately $1,110,000) was authorized and allocated to 33 participant accounts, including about $285,000 allocated to accounts for the named executive officers.

       For 2006 an annual contribution of 10% of VSE's consolidated net income (approximately $768,000) was authorized and allocated to 28 participant accounts, including about $229,000 allocated to accounts for the named executive officers. Two percentage points of the 10% contribution rate authorized for 2006 represented a contribution for the discontinued stock option plan discussed above in "Long-Term Incentive Compensation."

	Benefits under the plan are payable to participants on retirement or resignation, subject to a vesting schedule, non-competition agreement, and other plan provisions, or in the event of a change of control of VSE. Amounts contributed to the plan on behalf of the named executive officers are included in the Summary Compensation Table under the heading "All Other Compensation." Retirement and Other Benefits

	All VSE officers are entitled to participate in company fringe benefit programs, including the VSE Employee ESOP/401(k) Plan, which is an IRS qualified plan available to all eligible employees. Effective April 1, 1999, employer contributions to the ESOP portion of the plan were discontinued and replaced by VSE matching contributions to the 401(k) portion of the plan based on employee 401(k) deferrals. Effective January 1, 2007, the Plan was amended to incorporate the Safe Harbor method of meeting nondiscrimination requirements of the Internal Revenue Code.

	During 2007 VSE paid a 401(k) matching contribution equal to 100% of the employee deferral on the first 3% of the employee pay deferred and 50% of the employee deferral on the next 2% of the employee pay deferred, with all such contributions fully vested when made.

       During 2006 VSE paid a 401(k) matching contribution equal to 50% of the first 6% of employee pay deferred into the employee's 401(k) account, subject to a vesting schedule.

	Amounts contributed to the VSE ESOP/401(k) Plan on behalf of the named executive officers are included in the Summary Compensation Table under the heading "All Other Compensation."

Perquisites and Other Personal Benefits

	VSE does not provide any of its executives, including the named executive officers, with perquisites or other personal benefits having a total annual value in excess of $10,000. The Committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers.

	The Company has entered into employment agreements with specified employees, including the named executive officers (see Summary Compensation Table discussion below). The employment agreements are designed to promote stability and continuity of senior management. Information regarding applicable payments under these agreements for the named executive officers is also summarized below under the caption "Potential Payments on Termination or Change of Control."

Tax and Accounting Implications

Deductibility of Executive Compensation

	As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code which provides that companies may not deduct compensation of more than $1,000,000 that is paid to certain individuals. VSE believes that compensation paid under its incentive plans is generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements to ensure competitive levels of total compensation for its executive officers. For 2007 and 2006, VSE believes that all compensation paid to the named executive officers is deductible for federal income tax purposes, except for deferred supplemental compensation contributions which may not be deducted until distributed in accordance with IRS regulations.

Nonqualified Deferred Compensation

	In 2004, the American Jobs Creation Act of 2004 became law changing the tax rules applicable to nonqualified deferred compensation arrangements. The company believes it is operating in good faith compliance with the statutory provisions which were effective January 1, 2005. A more detailed discussion of the VSE's nonqualified deferred compensation plan is provided above under the heading "Deferred Supplemental Compensation."

Accounting for Stock-Based Compensation

	Beginning on January 1, 2006, the Company began accounting for stock-based payments in accordance with the requirements of FASB Statement 123(R).

Summary Compensation Table

	The table below summarizes the total compensation paid or earned by each of the named executive officers, including VSE's Principal Executive Officer
(Mr. Ervine) and Principal Financial Officer (Mr. Loftus) for the years ended
December 31, 2007 and 2006.

                                           Summary Compensation Table

                                                                                    Change in
                                                                                     pension
                                                                                    value and
                                                                           Non-       non-
                                                                          equity    qualified
                                                                         incentive  deferred
                                                                           plan      compen-    All other
                                                     Stock     Option     compen-    sation      compen-
Name and principal          Year   Salary   Bonus    awards    awards     sation    earnings     sation    Total
     position                       ($)      ($)     ($)(1)      ($)     ($) (2)       ($)       ($) (3)    ($)
------------------          ----   ------   -----   -------    ------    -------    --------    ---------  -----
      (a)                    (b)    (c)      (d)    (e)          (f)       (g)         (h)         (i)      (j)
Donald M. Ervine            2007   337,000   --     202,000      --       337,000      --        93,439   969,639
Chairman of the Board and   2006   325,000   --          --      --       325,000      --        74,377   724,377
CEO, President and COO

Thomas R. Loftus            2007   182,000   --     109,000      --       182,000      --        53,932   527,132
Executive Vice President    2006   175,000   --          --      --       175,000      --        41,220   391,220
and Chief Financial
Officer

Thomas G. Dacus             2007   208,000   --     124,800      --       208,000      --        61,081   601,881
Executive Vice President    2006   192,000   --          --      --       192,000      --        46,854   430,854
and President, Federal
Group

James M. Knowlton           2007   208,000   --     124,800      --       208,000      --        58,967   599,767
Executive Vice President    2006   200,000   --          --      --       200,000      --        47,052   447,052
and President,
International Group

Craig S. Weber              2007   176,000   --     105,600      --       176,000      --        49,897   507,497
Executive Vice President,   2006   170,000   --          --      --       170,000      --        40,155   380,155
Secretary, and Chief
Administrative Officer


Notes to Summary Compensation Table

1. The amounts reported in column (e) represent annual performance-based awards under VSE's Restricted Stock Plan. The awards are subject to a two-year vesting schedule: one-third of the award vests after completion of VSE's annual financial audit and one-third on each of the next two anniversaries of such initial vesting date. Restricted Stock awarded under the Plan is further subject to a two-year holding period and other restrictions on sale. See discussion above under the caption "Executive Compensation Components-Long-Term Incentive Compensation."

2. The amounts reported in column (g) represent cash paid to the named executive officer under VSE's Performance Bonus Plan. This plan is discussed above under the caption "Executive Compensation Components-Performance-Based Incentive Compensation."

3. The amounts reported in column (i) represent 401(k) plan matching contributions allocated to each of the named executive officers' account pursuant to VSE's Employee ESOP/401(k) Plan discussed above under the caption "Executive Compensation Components-Retirement and Other Benefits." Also reported in column (i) is the amount allocated to each of the named executive officers' account in VSE's Deferred Compensation Plan. See discussion above under the caption "Executive Compensation Components-Deferred Supplemental Compensation."

Narrative to Summary Compensation Table

        See "Compensation Discussion and Analysis" above for a description of the compensation plans pursuant to which the amounts listed in the "Summary Compensation Table" were paid or awarded and the criteria for such payments and awards.

Employment Agreements

  	Pursuant to an agreement dated as of October 21, 1998 (the "Agreement"), Donald M. Ervine serves as the Chief Executive Officer of VSE at a base salary in 2008 of $360,000 per annum. Mr. Ervine is employed for a term ending on January 1, 2009, as extended, subject to automatic extensions for successive one-year periods unless notice to terminate is given by Mr. Ervine at least 90 days prior to the expiration of the term or any such one-year extension of the term. Mr. Ervine's base salary is subject to review in January of each year, provided that the base salary shall not be less than $254,000 per annum. Mr. Ervine is also eligible to receive an annual performance bonus each year as determined by the Board or its Compensation Committee. Mr. Ervine's employment may be terminated by the Board for willful and gross misconduct and in the case of death or disability which prevents Mr. Ervine from substantially fulfilling his duties for a period in excess of six months. If Mr. Ervine's employment is terminated because of death or illness or disability, he or his beneficiary, as the case may be, will be paid his annual base salary then in effect for one full year from the date of death or disability. Mr. Ervine's employment may also be terminated without cause on 60 days prior notice and on payment of a lump sum severance compensation payment equal to two times his annual base salary then in effect. The Agreement also provides that Mr. Ervine will be nominated as a director and elected Chairman of the Board during his employment term. If a Change of Control of VSE, as defined, occurs, Mr. Ervine may terminate the Agreement and will be entitled to a lump sum severance compensation payment equal to three times his annual base salary then in effect.

	The Agreement includes undertakings by Mr. Ervine regarding exclusive services and business opportunities during the term of the Agreement, covenants regarding the safeguarding and return of confidential data and the non-solicitation of employees for a two-year period following termination, and a covenant not to be involved, directly or indirectly, in a business enterprise that competes with VSE during the term of his employment and for two-year period thereafter. Mr. Ervine also agrees that VSE is entitled to appropriate equitable remedies, including specific performance and injunctive relief if he breaches any of the two-year post-termination covenants. Mr. Ervine agrees not to enter into any agreement, either written or oral, which may conflict with this Agreement, and he authorizes VSE to make known the terms of the Agreement regarding exclusive services, confidential data, business opportunities, non-solicitation, and termination, to any person, including future employers.

	Pursuant to separate agreements entered into in 1997 and expiring on January 1, 2009, as extended, Mr. Knowlton and Mr. Weber each serve in his executive officer's capacity, subject to automatic extensions for successive one-year periods unless notice to terminate is given by the officer at least 90 days prior to the expiration of the then current term. The terms and conditions in the executive officer agreements are similar to those of Mr. Ervine's 1998 agreement except that (a) each of the executive officers is employed at a minimum base salary equal to the executive officer's annual base salary in effect on the date the agreement was signed, subject to annual and special reviews, (b) each of the executive officers will be reappointed to serve in the executive officer's current or comparable capacity, (c) in the event of termination without cause, each executive officer's lump sum severance compensation payment shall equal his annual base salary then in effect, and (d) in the event of a Change of Control of VSE, as defined, each executive officer may terminate the agreement and will be entitled to a lump sum severance compensation payment equal to two times his annual base salary then in effect.

	Pursuant to separate agreements entered into in 2004 and expiring on December 31, 2009, as extended, Mr. Dacus and Mr. Loftus each serve in his executive officer's capacity, subject to automatic extensions for successive one-year periods unless notice to terminate is given by either VSE or the officer at least 90 days prior to the expiration of the then current term. The terms and conditions in the executive officer agreements are similar to those of Mr. Ervine's 1998 agreement except that (a) each of the executive officers is employed at a minimum base salary equal to the executive officer's annual base salary in effect on the date the agreement was signed, subject to annual and special reviews, (b) each of the executive officers will be reappointed to serve in the executive officer's current or comparable capacity, (c) in the event of termination without cause, each executive officer's lump sum severance compensation payment shall equal his annual base salary then in effect, and (d) in the event of a Change of Control of VSE, as defined, each executive officer may terminate the agreement and will be entitled to a lump sum severance compensation payment equal to one times his annual base salary then in effect.

Grants of Plan-Based Awards

	The table below reports all grants of plan-based awards to each of the named executive officers for the fiscal year ended December 31, 2007.

                                     Grants of Plan-Based Awards in Fiscal Year 2007 Table

                                                                                                  All other
                                                                                                   option
                      Estimated future payouts under     Estimated future payouts     All other    awards:      Exer-    Grant
                        non-equity incentive plan       under equity incentive plan     stock     number of    cise or  date fair
                                  awards                           awards              awards:    securities    base    value of
                      ------------------------------    ---------------------------    number       under-    price of   stock
                      Thresh-     Target      Maxi-     Thresh-    Target    Maxi-    of shares     lying      option     and
               Grant    old                    mum        old                 mum     or units     options     awards    option
  Name         Date     ($)         ($)        (S)        ($)        ($)      (S)       (#)          (#)       ($/Sh)    awards
  ----         ----   -------     ------      -----     -------    ------    -----    ---------   ----------  --------  ---------
  (a)           (b)     (c)         (d)        (e)        (f)        (g)      (h)       (i)          (j)         (k)      (l)

Donald M.    12/4/07   9,000      36,000     216,000      --         --       --        --           --          --       --
Ervine

Thomas R.    12/4/07   4,925      19,700     118,200      --         --       --        --           --          --       --
Loftus

Thomas G.    12/4/07   5,525      22,100     132,600      --         --       --        --           --          --       --
Dacus

James M.     12/4/07   5,575      22,300     133,800      --         --       --        --           --          --       --
Knowlton

Craig S.     12/4/07   4,600      18,400     110,400      --         --       --        --           --          --       --
Weber



Notes to Grants of Plan-Based Awards Table

	The amounts reported above represent potential payments to the named executive officer under VSE's Restricted Stock Plan. This plan is discussed above under the caption "Executive Compensation Components-Performance-Long-Term Incentive Compensation."

Narrative to Grants of Plan-Based Awards Table

	VSE has a Restricted Stock Plan approved by stockholders on May 2, 2006. Pursuant to procedures adopted by the Board, employees granted an Award will earn an amount equal to a graduated percent of annual salary based on VSE's return on equity for the subsequent fiscal year as follows: threshold 2.5% of salary, target 10% of salary, and maximum 60% of salary. Return on equity is determined on completion of VSE's annual financial audit, and the date of Award occurs on the first business day of the subsequent month. The awards are subject to a two-year vesting schedule: one-third of the award vests after completion of VSE's annual financial audit and one-third on each of the next two anniversaries of such initial vesting date. As each third of the dollar-denominated award vests, the award is converted into restricted VSE Stock based on the fair market value (closing market price) of VSE Stock at the date of conversion. The restricted stock is subject to a two-year holding period and to other restrictions on sale.

	Awards and payment under the Restricted Stock Plan are subject to Compensation Committee authorization based on audited financial results, including all compensation costs, reasonableness of total employee compensation, and other factors as determined by the Compensation Committee and Board. The date of Award, vesting date, and pricing of the vested amount of the Award are based on the date audited financial results become available. Notwithstanding the determination of the amount of an employee Award pursuant to the procedures indicated above, the Committee may, in its sole discretion, reduce the amount of or totally eliminate an Award to the extent the Committee determines that such reduction or elimination is appropriate under facts and circumstances as the Committee deems relevant.

Outstanding Equity Awards at Fiscal Year End

	The table below reports all outstanding equity awards for each of the named executive officers for fiscal year ended December 31, 2007.


                                       Outstanding Equity Awards at Fiscal Year End Table


                                   Option awards (1)                                             Stock awards
             --------------------------------------------------------------   ---------------------------------------------------
                                                                                                                        Equity
                                                                                                                      incentive
                                                                                                         Equity          plan
                                                                                                       incentive       awards:
                                            Equity                                                        plan        market or
                                          incentive                                         Market      awards:         payout
                                         plan awards:                                      value of    number of       value of
                           Number of      number of                           Number of     shares      unearned       unearned
              Number of    securities     securities                          shares or    or units     shares,        shares,
             securities    underlying     underlying                           units of    of stock     units or       units or
             underlying    unexercised   unexercised    Option                stock that     that     other rights   other rights
             unexercised   options (#)     unearned    exercise    Option      have not    have not    that have      that have
             options (#)   unexercis-      options      price      expira-      vested      vested     not vested     not vested
  Name       exercisable      able           (#)         ($)      tion date      (#)         ($)          (#)            ($)
  ----       -----------   -----------   -----------   --------   ---------   ----------   --------   ------------   ------------
   (a)          (b)            (c)           (d)         (e)         (f)         (g)         (h)          (i)            (j)

Donald M.      7,500          --            --          12.585    12/31/09        --          --           --            --
Ervine

Thomas R.     12,000          --            --          12.585    12/31/09        --          --           --            --
Loftus

Thomas G.      4,500          --            --          12.585    12/31/09        --          --           --            --
Dacus

James M.       6,000          --            --          12.585    12/31/09        --          --           --            --
Knowlton

Craig S.       3,000          --            --          12.585    12/31/09        --          --           --            --
Weber


Notes to Outstanding Equity Awards Table

	The options reported above were granted under VSE's 2004 Stock Option Plan. The options were granted as of January 1, 2005 and expire on December 31, 2009. All of the options listed above have a five-year term and vest in four equal annual installments commencing on the grant date.

Narrative to Outstanding Equity Awards Table

	VSE has two unexpired Stock Option Plans approved by stockholders on May 7, 1998, and May 3, 2004, respectively. All of the options listed above have a five-year term and vest in four equal annual installments commencing on the grant date. On December 30, 2005, VSE's Board discontinued awarding options to purchase VSE Stock. Options outstanding as of December 30, 2005, were not affected by this Board action. See discussion above under the caption
"Executive Compensation Components-Long-Term Incentive Compensation."

Option Exercises and Stock Vested

	The following table reports stock options exercised by VSE's named executive officers during the fiscal year ended December 31, 2007.

                  Option Exercises and Stock Vested During Fiscal Year 2007 Table

                               Option awards                              Stock awards
                  ----------------------------------------   ---------------------------------------
                    Number of shares     Value realized on    Number of shares     Value realized on
                  acquired on exercise       exercise        acquired on vesting        vesting
      Name                 (#)                  ($)                  (#)                  ($)
      ----        --------------------   -----------------   -------------------   -----------------
      (a)                  (b)                  (c)                  (d)                  (e)
Donald M. Ervine         70,500              1,617,734                --                   --

Thomas R. Loftus         24,000                711,653                --                   --

Thomas G. Dacus          35,500                698,708                --                   --

James M. Knowlton        44,000                670,134                --                   --

Craig S. Weber           35,000                614,262                --                   --


Notes to Options Exercises and Stock Vested Table

	The "Value Realized on Exercise" represents the difference between the fair market value and the exercise price of VSE Stock on the date of exercise.

Pension Benefits

	VSE does not provide pension arrangements or post-retirement health coverage for executives and employees. VSE and Energetics sponsor participation in the VSE Corporation Employee ESOP/401(k) Plan, Energetics sponsors a Profit Sharing Plan, and ICRC sponsors a 401(k) Plan; all of the plans are IRS-qualified, defined contribution, money-purchase plans. VSE also has a nonqualified deferred compensation plan as discussed below.

Nonqualified Deferred Compensation

	The following table provides information related to potential benefits payable to each named executive officer under VSE's Deferred Supplemental
Compensation Plan as of and for the year ended December 31, 2007.

                                Nonqualified Deferred Compensation Table


                      Executive       Registrant                            Aggregate
                    contributions   contributions    Aggregate earnings   withdrawals/    Aggregate balance
Name (1)             in last FY     in last FY (2)       in last FY       distributions    at last FYE (3)
                         ($)             ($)                ($)                ($)               ($)
--------            -------------   -------------    ------------------   -------------   -----------------
   (a)                   (b)             (c)                (d)                (e)               (f)
Donald M. Ervine          --           86,405             79,913                --            1,020,873

Thomas R. Loftus          --           46,664             13,904                --              208,237

Thomas G. Dacus           --           53,330              7,820                --              153,235

James M. Knowlton         --           53,330             22,863                --              326,067

Craig S. Weber            --           45,128             30,659                --              405,924


Notes to Nonqualified Deferred Compensation Table

1.	Each of the named executive officers in column (a) has been a participant in the plan or predecessor plans for more than 20 years, except for Mr. Dacus who has been a participant for six years.

2.	Amounts reported in column (c) are reported in the Summary Compensation
Table, column (i). Aggregate earnings reported in column (d) are not reported in the Summary Compensation Table.

3.	Amounts reported in column (f) include aggregate contributions by VSE which were reported as compensation to the named executive officers in VSE's Summary Compensation Table for previous years and aggregate earnings which were not reported as compensation. Aggregate contributions by VSE previously reported in the Summary Compensation Tables for the years 2000 through 2007, the period for which plan records identifying contributions to individual participants are available, and aggregate earnings for the same period, were:

          Aggregate Registrant Contributions and Earnings, 2000-2007

                                      Aggregate
                                     Registrant                Aggregate
             Name                 Contributions ($)           Earnings ($)
             ----                 -----------------           ------------

         Donald M. Ervine              245,013                  169,271
         Thomas R. Loftus              134,361                   26,606
         Thomas G. Dacus               139,751                   13,483
         James M. Knowlton             160,030                   47,627
         Craig S. Weber                133,911                   64,293

Narrative to Nonqualified Deferred Compensation Table

	VSE has a non-qualified, non-contributory Deferred Supplemental Compensation Plan for all VSE officers. The plan was adopted by the Board in 1994 as the successor to a predecessor plan adopted in 1985, which succeeded a plan originally established in the mid-1970s.

	The current plan provides, at the Board's discretion, for an annual contribution to the plan not to exceed 12% of VSE's consolidated net income for the year. Each officer's allocation from the annual contribution bears the same percentage to the annual contribution as that officer's salary bears to total annual officer salaries. For 2007 an annual contribution of 8% of VSE's consolidated net income (approximately $1,110,000) was authorized and allocated to 33 participant accounts.

	Benefits under the plan are payable to the participant on retirement or resignation, subject to a vesting schedule, non-competition agreement, and other plan provisions, or in the event of a change of control of VSE. VSE contributions to the plan are irrevocable and shall be used to pay benefits under the plan, subject to the claims of the general creditors of VSE.

	VSE contributions to the plan are deposited in a plan trust. VSE invests the plan trust assets in an account managed by BNY Mellon Wealth Management.
The managed account contains investments in a diversified portfolio of individual company equity securities and in several mutual funds, including Class M shares of the Mellon Bond Fund, Mellon Small Cap Stock Fund (MPSSX), Mellon Mid Cap Stock Fund (MPMCX), Mellon International Fund (MPITX), and
Mellon Emerging Market Fund (MEMKX), and a Money Market Demand Account.

Potential Payments on Termination or Change of Control

	The following table sets forth potential payments to our executive officers on termination of employment with VSE or a change of control of VSE. The amounts shown assume that such termination or termination on change of control was effective as of December 31, 2007, and are estimates of the amounts that would be paid to the executives on their termination. The actual amounts to be paid can only be determined at the time of such executive's separation from VSE or any of VSE's subsidiaries.

         Potential Payments on Termination or Change of Control Table

                                            Termination           Termination
                                              Without              on Change
  Name                     Benefit           Cause ($)           of Control ($)
  ----                     -------          -----------          --------------
Donald M. Ervine        Salary                674,000             1,011,000
                        DSC Plan            1,020,873             1,020,873
                        Stock Options         271,912               271,912

Thomas R. Loftus        Salary                182,000               182,000
                        DSC Plan              208,237               208,237
                        Stock Options         435,060               435,060

Thomas G. Dacus         Salary                208,000               208,000
                        DSC Plan              153,235               153,235
                        Stock Options         163,147               163,147

James M. Knowlton       Salary                208,000               416,000
                        DSC Plan              326,067               326,067
                        Stock Options         217,530               217,530

Craig S. Weber          Salary                176,000               352,000
                        DSC Plan              405,924               405,924
                        Stock Options         108,765               108,765

Notes to Potential Payments on Termination or Change of Control Table

	Table excludes information with respect to contracts, agreements, plans, or arrangements to the extent they (a) do not discriminate in scope, terms, or operation in favor of executive officers and that are available generally to all salaried employees-for example, qualified benefit plan distributions and payment for unused vacation pay, and (b) have no vested amounts payable as of December 31, 2007-for example, benefits under the new Restricted Stock Plan adopted in 2006.

	With respect to the potential value of stock options reported in the "Potential Payments on Termination or Change of Control Table," the Company assumed that the value was approximately equal to the closing price of VSE Stock on December 31, 2007 ($48.84 per share) less the exercise price for such options as reported in the "Outstanding Equity Awards at Fiscal Year End Table" above.

Narrative to Potential Payments on Termination or Change of Control Table

Payments Made On Termination

	On termination of employment with VSE or any of VSE's subsidiaries, a named executive officer is entitled to receive amounts earned during his term of employment. Such amounts include:

    *	salary through date of termination
    *	unused vacation pay
    *	reimbursement for company business and travel expenses.

The executive also retains a vested interest in and is entitled to receive payment in accordance with respective plan documents and other applicable procedures, restrictions (such as termination-for-cause), and expiration dates:

    *	ESOP/401(k) account
    *	Profit Sharing Plan account (Energetics only)
    *	DSC Plan account
    *	Stock Options (must be exercised within three months of termination, and within one year if terminated pursuant to a lay off, not to exceed the Stock Option termination date)
    *	Restricted Stock.

The executive officer is also entitled to continue participation in VSE's group health plans for a period of 18 months (COBRA continuation coverage) following termination on payment of 102% of the monthly premium charged to VSE for such coverage. VSE has no executive-only health benefit plans.

	In the event of involuntary termination without cause, VSE executives are eligible for up to four months of outplacement assistance services having an estimated value of about $6,250.

Payments Made On Retirement

	In the event of the retirement of a named executive officer, in addition to the items identified above:

    *	Vested Stock Options may be exercised within three years of the date of retirement, not to exceed the Stock Option termination date.

Payments Made On Death or Disability

	Pursuant to employment agreements with each named executive officers, in the event of the death or disability for any period of six consecutive months of a named executive officer, in addition to the benefits listed under the headings "Payments Made On Termination" and "Payments Made On Retirement" above, the named executive officer (or designated beneficiary) will be paid the executive's base salary then in effect for one full year following the date of death or disability. In addition, vested Stock Options may be exercised within one year of the date of death or termination due to disability, not to exceed the Stock Option termination date.

Payments Made On Change of Control

	VSE has entered into an employment agreement with each of the named executive officers. Pursuant to these agreements, if a change of control of VSE occurs, the executive may terminate the employment agreement on 30 days' notice. If an executive's employment is terminated following a change of control, in addition to the benefits listed above under the heading "Payments Made On Termination," the executive officer will receive:

    *	a lump sum payment of one, two, or three times the executive's base salary
    *	full vesting and payment of the executive's DSC Plan account
    *	full vesting of the executive's unexercised stock options.

	The employment agreements and change of control provisions for each of the named executive officers are substantially similar. Generally, pursuant to the agreements, a change of control is deemed to have occurred on the occurrence of any of the following events:

    *	30% or more of VSE's issued and outstanding stock is acquired beneficially by one or more persons acting together in concert or otherwise;
    *	a cash tender or exchange offer is completed for an aggregate of 40% or more of VSE's issued and outstanding stock;
    *	VSE's stockholders approve an agreement to merge, consolidate, liquidate, or sell all or substantially all of VSE's assets, unless after the merger or consolidation VSE is the surviving corporation and more than 50% of VSE's issued and outstanding stock is beneficially owned by existing VSE stockholders both before and after the merger or consolidation;
    *	two or more directors are elected to the Board without having previously been nominated and approved by the members of the Board immediately prior to such election.

Director Compensation

	The following table provides information related to the compensation of our non-employee directors for fiscal year 2007.

                                            Director Compensation Table

                                                                                     Change in
                                                                                   pension value
                                                                                     and non-
                                                                                     qualified
                    Fees earned                                     Non-equity       deferred
                      or paid                                     incentive plan   compensation     All other
  Name                in cash     Stock awards    Option awards    compensation      earnings      compensation   Total
                    ($) (1) (2)   ($) (3) (4)        ($) (4)           ($)              ($)            ($)         ($)
  ----              -----------   ------------    -------------   --------------   -------------   ------------   -----
   (a)                  (b)           (c)              (d)             (e)              (f)            (g)         (h)
Clifford M. Kendall   50,000         13,468              --              --               --             --       63,468

Calvin S. Koonce      43,000         13,468              --              --               --             --       56,468

James F. Lafond       52,000         13,468              --              --               --             --       65,468

David M. Osnos        36,000         13,468              --              --               --             --       49,468

Jimmy D. Ross         38,000         13,468              --              --               --             --       51,468

Bonnie K. Wachtel     46,000         13,468              --              --               --             --       59,468

Ralph E. Eberhart *   18,120         11,073              --              --               --             --       29,193

* Appointed August 15, 2007


Notes to Director Compensation Table

1.	The amount reported in column (b) combines amounts paid for director fees and meeting fees. See "Narrative to Director Compensation Table" below.

2.	Pursuant to the 2006 Restricted Stock Plan, each non-employee director was granted a Restricted Stock Award of 800 shares of VSE Stock on January 2, 2007, except for General Eberhart who was granted a Restricted Stock Award of 300 shares effective with the date of his appointment to the Board on August 15, 2007. The dollar amount recognized for financial statement reporting purposes in accordance with FAS 123R is based on the closing price of VSE Stock on January 2, 2007 ($16.73 per share) and August 15, 2007 ($36.83 per share), respectively.

3.	As of December 31, 2007, each of the non-employee directors named above held 1,400 shares of restricted VSE Stock, except for General Eberhart who held 300 shares, and stock options covering shares of VSE Stock as follows:
Mr. Kendall-0 shares, Mr. Koonce-0 shares, Mr. Lafond-3,500 shares, Mr. Osnos-3,500 shares, General Ross-500 shares, Ms. Wachtel-3,500 shares, and General Eberhart-0 shares.

Narrative to Director Compensation Table

	During 2007, each non-employee director was compensated with director fees at an annual rate of $24,000, and the Chairman of the Audit Committee was compensated additionally at an annual rate of $5,000 (total director fee of $29,000). In addition, each non-employee director was compensated at a rate of $1,000 for each Board meeting attended, and Committee members were compensated at a rate of $1,000 for each Committee meeting attended.

	Pursuant to the VSE Corporation 2004 Non-Employee Directors Stock Plan approved by stockholders in 2004, each non-employee director can elect that all or a portion of his or her annual cash compensation for services as a VSE director be paid in VSE Stock at fair market value determined in accordance with the plan. None of the non-employee directors elected to participate in the Plan for 2007.

	Pursuant to the VSE Corporation 2004 Stock Option Plan approved by stockholders in 2004, each non-employee director was granted, as of January 1 each year commencing with January 1, 2005, a nondiscretionary five-year option to purchase up to 1,000 shares of VSE Stock. In December 2005, VSE's Board discontinued awarding options to purchase VSE Stock. Options outstanding as of December 30, 2005, were not affected by this Board action. The total number of stock options held by each non-employee director as of December 31, 2007, is indicated in Note (3) of Notes to Director Compensation Table.

	Following approval of the 2006 Restricted Stock Plan by VSE stockholders on May 1, 2006, each non-employee director was granted a Restricted Stock
Award of 300 shares of VSE Stock on June 27, 2006, and 400 shares on January
2, 2007 (1,400 shares after giving effect to two-for-one stock split effected on June 28, 2007). A Restricted Stock Award Agreement was issued for each
Award. Shares of VSE Stock issued pursuant to the Restricted Stock Plan and Award Agreement are fully vested when issued, but the certificates for such shares bear a restrictive legend prohibiting the sale, transfer, pledge and assignment of such shares for a two-year period commencing on the issue date. When all restrictions on the certificates bearing a restrictive legend have lapsed, VSE will issue non-restrictive certificate to the directors (subject to any applicable securities law restrictions). Directors appointed during the year will be eligible for a pro rata annual award.

	During 2006 the Compensation Committee engaged PricewaterhouseCoopers to perform a compensation analysis for VSE executive officers and directors. The Committee met and conferred with PricewaterhouseCoopers representatives at numerous times in 2006, and on December 5, 2006, PricewaterhouseCoopers reported that its benchmarking survey indicated that the equity portion of total non-employee director compensation was below peer group benchmarking averages (see "Review of Executive Compensation" above for further information on the PricewaterhouseCoopers engagement). Based on the compensation analysis, and on the recommendation of its Compensation Committee, the Board authorized an increase in the annual non-employee director Restricted Stock Award to 400 shares of VSE Stock beginning on January 1, 2007, and 500 shares beginning on January 1, 2008.

	Mr. Ervine as the Chairman of the Board and Chief Executive Officer of VSE receives no additional compensation for services as Chairman of the Board. In addition, no compensation is paid to any non-employee director for personal services rendered to VSE pursuant to a consulting services agreement between the director and VSE, or any of VSE's subsidiaries, unless authorized as a special assignment by the Board. No such authorization was requested for or on behalf of any director in 2007. The foregoing procedures do not restrict reimbursement for expenses incurred by a director for attending meetings of the Board or its authorized committees.

Compensation Committee Interlocks and Insider Participation

	During 2007, the Committee was composed of General Ross, Mr. Kendall, Mr. Koonce, and from August 15, 2007, General Eberhart. No member of the Committee was at any time during 2007 or at any other time an officer or employee of VSE. No executive officer of VSE serves or has served as a member of the compensation committee of another entity which has an executive officer who serves on VSE's Compensation Committee. No executive officer of VSE served on the board of directors or compensation committee of any entity which has one or more executive officers serving as members of VSE's board of directors or Compensation Committee.

	Mr. Koonce is a major stockholder of VSE. See table for "Security Ownership of Directors and Executive Officers."

	VSE and the trustees of VSE's employee benefit plans have in the past effected certain of their transactions in VSE Stock through Wachtel & Co., Inc., of which Ms. Wachtel is a director, officer and shareholder, and through Koonce Securities, Inc., which is wholly owned by Mr. Koonce. During 2007 VSE benefit plans purchased about 800 shares of VSE Stock at a cost of approximately $13,460 through Wachtel & Co., Inc. No benefit plan transactions in VSE Stock occurred with Koonce Securities, Inc., in 2007.

	Mr. Osnos is of counsel at the law firm of Arent Fox LLP, which has represented and is expected to continue to represent VSE on various legal matters.

Compensation Committee Report

	The Compensation Committee reviewed this Compensation Discussion and Analysis and discussed its contents with VSE management. Based on the review and discussions, the Committee has recommended that this Compensation Discussion and Analysis be included in the Proxy Statement.

	Jimmy D. Ross, Committee Chairman
	Ralph E. Eberhart
        Clifford M. Kendall
	Calvin S. Koonce



                            STOCKHOLDER PROPOSALS

       Proposals of stockholders intended to be presented at VSE's 2009 annual meeting of stockholders must have been received by VSE's Secretary at VSE's principal executive offices, 2550 Huntington Avenue, Alexandria, Virginia 22303-1499, by no later than the close of business on December 2, 2008, to be considered for inclusion in VSE's proxy material relating to such meeting.

       In addition, under our By-Laws stockholders of VSE may recommend persons to be nominated for election as directors of the Company at the annual meeting of stockholders. To be considered for nomination, such recommendation must be received in writing by the secretary of the Company no later than ninety (90) days before the date which corresponds to the date on which the annual meeting of stockholders was held during the immediate prior year, i.e., February 5, 2009. Such recommendation shall be accompanied by the name of the stockholder proposing the candidate, evidence that stockholder is a beneficial owner of the outstanding stock of the Company as of the record date established for the determination of stockholders entitled to notice of and to vote at the annual meeting of stockholders, the name of candidate being proposed for nomination, and the candidate's biographical data and qualifications.

                                OTHER MATTERS

       VSE will bear the costs of the solicitation of proxies for use at the Meeting. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of VSE. Arrangements will also be made with brokerage houses and other custodians, nominees, and fiduciaries, who are record holders of Stock, for forwarding solicitation material to the beneficial owners of the Stock. VSE will, on the request of such record holders, pay the reasonable expenses for completing the mailing of such materials to the beneficial owners.

       Please sign and promptly return your proxy in the enclosed envelope. Your vote is important.


By Order of the Board of Directors
C. S. Weber, Secretary

_______________________________________________________________________________

VSE CORPORATION PROXY                This Proxy is solicited on behalf of the
2550 Huntington Avenue               Board of Directors
Alexandria, Virginia 22303-1499	     The undersigned hereby appoints
                                     Donald M. Ervine and Craig S. Weber
                                     as Proxies, each with the power to
                                     appoint his substitute, and hereby
                                     authorizes them to vote as designated
                                     below, all the Common Stock of VSE
                                     Corporation held of record by the
                                     undersigned on March 24, 2008, at the
                                     annual meeting of stockholders
                                     scheduled to be held on May 6, 2008,
                                     and at any adjournment thereof.


1.  ELECTION OF DIRECTORS
for all nominees listed              [ ] FOR   [ ] WITHHOLD   [ ] FOR ALL EXCEPT
below, except as marked to
the contrary below.

(01)   Ralph E. Eberhart
(02)   Donald M. Ervine              INSTRUCTION: To withhold authority to vote
(03)   Clifford M. Kendall           for any nominee(s), mark "For All Except"
(04)   Calvin S. Koonce              and write that nominee(s) name in the space
(05)   James F. Lafond               provided below.
(06)   David M. Osnos
(07)   Jimmy D. Ross                 __________________________________________
(08)   Bonnie K. Wachtel


2. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP as the independent registered public accountant of VSE Corporation for the year ending December 31, 2008.
                                     [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

3. In their discretion, the Proxies are authorized to vote on such other business as may properly come before this meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2.
                                     Please sign exactly as it appears printed hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If signing as a corporation, please sign full corporate name by President or other authorized officer. If signing as a partnership, please sign in partnership name by authorized person.

                                     __________________________________________
                                     Signature
Dated:  ________________, 2008
Please vote, sign, date, and         __________________________________________
return the Proxy Card using the      Signature (if held jointly)
enclosed envelope.